Exhibit 99.2

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President - Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Upsizing and Pricing of
Offering of $400 Million of Senior Notes

DENVER — September 21, 2011 — Bill Barrett Corporation (NYSE: BBG) today announced that it has priced its $400 million aggregate principal amount of 7 5/8% Senior Notes due 2019. The notes were sold to the public at par, and the offering size was increased from $300 million (as previously announced) to $400 million.  The notes will be unsecured obligations of the Company and will be effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness.  Initially, all of the Company’s subsidiaries will guarantee the notes.

Interest on the notes is payable April 1 and October 1 of each year. The first interest payment will be payable on April 1, 2012, and will consist of interest from September 27, 2011 to that date. The notes will mature on October 1, 2019. The offering is expected to close on September 27, 2011, subject to customary closing conditions.  The Company intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility and for general corporate purposes.

BofA Merrill Lynch, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC were the joint book-running managers for the offering. This offering is being made only by means of a prospectus and related prospectus supplement.

Electronic copies of the prospectus and, when available, the prospectus supplement may be obtained from: BofA Merrill Lynch at 4 World Financial Center, 7th Floor, New York, NY 10080, attention: Prospectus Department, via telephone at 1-800-294-1322 or via email at dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC at 383 Madison Avenue, 3rd Floor, New York, NY 10179, attention Syndicate Desk, or via telephone at 1-800-261-5767; Deutsche Bank Securities Inc. at 100 Plaza One, Floor 2, Jersey City, NJ 07311-3901, Attention: Prospectus Department, via telephone at 1-800-503-4611 or via email at prospectus.cpdg@db.com; and from Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., MAC D1109-010, Charlotte, NC 28262, Attention: Syndicate Operations, or via telephone at 1-800-326-5897. The prospectus and, when available, the prospectus supplement may also be obtained from the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include the Company’s plan to complete a public offering of senior notes in aggregate principal amount of $400 million.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company, and other factors described in the Company’s reports filed with the SEC.

About Bill Barrett Corporation

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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